Exhibit 99.1

News Release

For Release April 16, 2014

9:00 A.M.

Contact:	Joseph G. Sawyer, Executive Vice President & Chief Financial Officer or
Robin D. Brown, Executive Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend

Highlights

•	Completed merger with Savannah River Financial Corporation on February 1, 2014
•	Post merger regulatory capital ratios remain strong at 10.67% (Tier 1 Leverage) and 16.51% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 7.90%
•	Non-performing assets (NPAs) stable at 1.40%
•	Diversified revenue model shows continued strength, with net-interest margin improved significantly even as mortgage fees were weak
•	Core net income (excluding securities gains / losses and merger expenses) estimated to be $1,166,000 or $0.19 per common share
•	Cash dividend of $0.06 per common share, which is the 49th consecutive quarter of cash dividends paid to common shareholders

Lexington, SC – April 16, 2014 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the first quarter of 2014. Net income for the first quarter of 2014 was $862 thousand as compared to $1.038 million in the first quarter of 2013, and as compared to $850 thousand in the fourth quarter of 2013. Diluted earnings per common share were $0.14 for the first quarter of 2014 as compared to $0.20 for the first quarter of 2013; and also, as compared to $0.16 per common share in the fourth quarter of 2013.

During the first quarter of 2014, the company incurred $420 thousand in expenses related to the merger with Savannah River Financial Corporation. Excluding this expense and a small gain on the sales of securities, the company estimates that reported net income would have been $1,166,000 or $0.19 per common share.

First Community President and CEO, Mike Crapps, commented, “We are excited to have successfully completed the merger with Savannah River Financial Corporation. There has been a lot of positive economic news in the Central Savannah River Area (CSRA) and we look forward to great success in the markets of Augusta, Georgia and Aiken, South Carolina.”

As previously announced, the company plans to expand its footprint with a banking office in downtown Columbia. Renovations are underway at the site located at 1213 Lady Street, near Main Street. The office is expected to open in May of 2014 giving the company a highly visible presence in the heart of the city. The bank’s financial planning team, First Community Financial Consultants, will relocate from their Lincoln Street office to the second floor of the new downtown location. “The downtown area will be a great addition to the First Community family. It’s experiencing tremendous growth and the timing was right to bring our unique style of banking to the businesses and residents that call Main Street home,” said Mr. Crapps. “We look forward to working with downtown businesses and professionals to meet their financial goals.”

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the first quarter of 2014. The company will pay a $0.06 per share dividend to holders of the company’s common stock. This dividend is payable May 12, 2014 to shareholders of record as of April 30, 2014. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 49th consecutive quarter.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute. At March 31, 2014, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.67%, 15.67%, and 16.51%, respectively. This compares to the same ratios as of March 31, 2013, of 10.78%, 17.59%, and 18.82%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 10.08%, 14.83%, and 15.68% respectively as of March 31, 2014. Further, the company’s ratio of tangible common equity to tangible assets was 7.90% as of March 31, 2014. Each of these capital ratios compare favorably to the pro-forma ratios projected at the announcement of the merger.

Asset Quality

The non-performing assets ratio remained relatively stable at 1.40% of total assets, as compared to the prior quarter ratio of 1.39%. The nominal level of non-performing assets increased by $2.4 million largely due to one loan (in the legacy bank portfolio) in the current amount of $2.3 million that was placed on non-accrual during the quarter.

Trouble debt restructurings, that are still accruing interest, declined slightly during the quarter to $568 thousand from $576 thousand. Loans past due 30-89 days were $2.6 million (0.59% of loans) this quarter.

Net loan charge-offs for the quarter were $208 thousand (0.20% annualized ratio) as compared to the 2013 first quarter total of $237 thousand (0.28% annualized ratio). The company believes that these levels compare very favorably to its peer group average.

The ratio of classified loans plus OREO now stands at 23.92% of total regulatory risk-based capital as of March 31, 2014.

Balance Sheet

(Numbers in millions)

	Quarter ending	Quarter ending
	3/31/14	12/31/13	$ Variance	% Variance
Assets
Investments	$255.5	$227.	$28.5	12.6%
Loans	443.9	347.6	96.3	27.7%

Liabilities
Total Pure Deposits	$505.7	$363.2	$142.	39.2%
Certificates of Deposit	148.8	133.9	14.9	11.1%
Total Deposits	$654.4	$497.1	$157.3	31.6%

Customer Cash Management	19.5	18.6	0.9	4.8%
FHLB Advances	34.3	43.3	(9.0)	(20.8%)

Total Funding	$708.3	$559.0	$149.3	26.7%
Cost of Funds*	0.55%	0.60%		(5 bps )
(*including demand deposits)
Cost of Deposits	0.30%	0.31%		(1 bps )

Mr. Crapps commented, “It should be noted that this is the first quarter of results since the finalization of the merger with Savannah River Financial Corporation. On an organic basis, the loan portfolio decreased by $7.2 million (2.1%). While loan production was at a reasonable level, it was not sufficient to overcome the headwind of some anticipated, yet significant, loan payoffs. The organic growth in pure deposits continued to be excellent at a rate of $32.2 million (8.2%) during the quarter. This success is driven by the sales and service efforts of our bankers. The result is an impressive deposit mix with non-interest bearing deposit balances representing 21% of total deposits and a low cost of total deposits at 0.30% for the quarter.”

Revenue

Net Interest Income/Net Interest Margin

The net interest margin, on a tax equivalent basis, increased during the quarter to 3.40% from 3.29% in the prior quarter. This, combined with the increase in average earning assets, resulted in a significantly higher net interest income. Mr. Crapps commented, “One of the benefits of the merger with Savannah River Financial Corporation was that their loan-to-deposit ratio was higher than our legacy bank, which also contributed to a higher net-interest margin.”

Non-Interest Income

Non-interest income, adjusted for securities gains and losses, was relatively stable on a linked quarter basis. The mortgage line of business experienced a weak quarter with production of $19.3 million, as compared to $23.1 million in the prior quarter. Yields were in line at 3.21% which resulted in mortgage fee revenue of $619 thousand in the first quarter decreasing from $799 thousand in the fourth quarter. Mr. Crapps noted, “Our mortgage line of business had a disappointingly weak quarter, impacted by anticipated seasonal factors, which were exacerbated by worse than normal weather conditions.”

It is also worth noting that the revenue earned in the first quarter of this year in the financial planning and investment advisory line of business was $257 thousand, which is a 30.0% increase over the first quarter of 2013 level of $198 thousand. Assets Under Management (AUM) have now reached $133.0 million in this line of business.

Non-Interest Expense

Non-interest expense increased by $323 thousand on a linked quarter basis to $6.026 million. The company had $420 thousand in merger expenses related to the above referenced acquisition of Savannah River Financial Corporation during the first quarter, as compared to $506 thousand in the fourth quarter. The increase in non-interest expense is primarily attributable to salaries, employee benefits, and occupancy costs related to the new offices in Augusta and Aiken.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank operates thirteen banking offices located in the Midlands, Aiken, and Augusta, Georgia in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

QUARTERLY INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Interest income	$6,403	$5,656	$5,283
Interest expense	907	879	1,004
Net interest income	5,496	4,777	4,279
Provision for loan losses	150	149	150
Net interest income after provision	5,346	4,628	4,129

Non Interest Income
Deposit service charges	366	392	361
Mortgage origination fees	619	799	1,015
Investment advisory fees and non-deposit commissions	257	277	198
Gain on sale of securities	8	(79)	15
Gain (loss) on sale of other assets	12	(8)	(2)
Other	613	491	496
	1,875	1,872	2,083
Non Interest Expense
Salaries and employee benefits	3,424	3,079	2,992
Occupancy	413	361	346
Equipment	339	299	283
Marketing and public relations	161	230	93
FDIC assessment	124	108	99
Other real estate expense	138	113	112
Amortization of intangibles	42	32	51
Merger expenses	420	506	—
Other	965	975	831
	6,026	5,703	4,807
Income before taxes	1,195	797	1,405
Income tax expense	333	(53)	367
Net income	$862	$850	$1,038

Primary earnings per common share	$0.14	$0.16	$0.20
Diluted earnings per common share	$0.14	$0.16	$0.20

Average number of shares outstanding basic	6,168,949	5,298,841	5,255,525
Average number shares outstanding diluted	6,228,512	5,354,373	5,292,000
Shares outstanding period end	6,652,189	5,302,674	5,290,452

Return on Average Assets	0.48%	0.53%	0.69%
Return on Average Common Equity	5.49%	6.32%	7.72%
Return on Average Common Tangible Equity	5.89%	6.39%	7.82%
Net Interest Margin	3.32%	3.20%	3.09%
Net Interest Margin (Tax Equivalent)	3.40%	3.29%	3.15%

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,	March 31,
	2014	2013	2013

Total Assets	$797,873	$633,309	$625,855
Other Short-term Investments (1)	24,055	5,927	23,758
Investment Securities	255,484	227,029	220,604
Loans held for sale	3,837	3,790	4,238
Loans	443,868	347,597	333,720
Allowance for Loan Losses	4,161	4,219	4,534
Total Deposits	654,438	497,071	497,024
Securities Sold Under Agreements to Repurchase	19,492	18,634	17,216
Federal Home Loan Bank Advances	34,321	43,325	36,339
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders' equity	68,765	52,671	54,770

Book Value Per Common Share	$10.34	$9.93	$10.35
Tangible Book Value Per Common Share	$9.40	$9.83	$10.22
Tangible Book Value per common share (excluding AOCI)	$9.53	$10.30	$9.83
Equity to Assets	8.62%	8.32%	8.75%
Tangible common equity to tangible assets	7.90%	8.23%	8.65%
Loan (Incl Held for Sale) to Deposit Ratio	68.41%	70.69%	68.00%
Allowance for Loan Losses/Loans	0.94%	1.21%	1.36%
Allowance for Loan Losses plus credit mark/Loans	1.36%	1.21%	1.36%
Regulatory Ratios:
Leverage Ratio	10.67%	10.77%	10.78%
Tier 1 Capital Ratio	15.67%	17.60%	17.59%
Total Capital Ratio	16.51%	18.68%	18.82%
Tier 1 Regulatory Capital	$77,691	$68,756	$64,654
Total Regulatory Capital	$81,851	$72,975	$69,191

(1)	Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Quarterly Average Balances:

	Three months ended
	March 31,	December 31,	March 31,
	2014	2013	2013

Average Total Assets	$732,727	$637,139	$606,095
Average Loans (Incl Held for Sale)	415,785	349,830	337,923
Average Earning Assets	671,583	591,362	562,097
Average Deposits	585,990	508,292	476,695
Average Other Borrowings	77,435	69,686	69,478
Average Shareholders' Equity	63,625	53,339	54,525

Asset Quality;

	As of
	March 31,	December 31,	March 31,
	2014	2013	2013

Non-accrual loans	$7,865	$5,406	$5,388
Other real estate owned and repossessed assets	3,147	3,370	3,335
Accruing loans past due 90 days or more	125	1	325
Total nonperforming assets	$11,137	$8,777	$9,048
Accruing trouble debt restructurings	$568	$576	$907

Loan Risk Rating by Category (End of Period)
Special Mention	$13,891	$10,708	$9,097
Substandard	15,358	10,609	13,870
Doubtful	—	—	—
Pass	414,619	326,280	314,991
	$443,868	$347,597	$337,958

	Three months ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Loans charged-off	$222	$271	$305
Overdrafts charged-off	8	10	9
Loan recoveries	(19)	(24)	(74)
Overdraft recoveries	(3)	(4)	(3)
Net Charge-offs	$208	$253	$237
Net charge-offs to average loans	0.05%	0.07%	0.07%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three months ended March 31, 2014			Three months ended March 31, 2013
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$415,785	$5,080	4.96%	$337,923	$4,361	5.23%
Securities:	234,966	1,300	2.24%	208,204	907	1.77%
Other short-term investments	20,832	23	0.45%	15,970	15	0.38%
Total earning assets	671,583	6,403	3.87%	562,097	5,283	3.81%
Cash and due from banks	9,915			8,572
Premises and equipment	24,946			17,222
Intangibles	4,291			706
Other assets	26,228			22,164
Allowance for loan losses	(4,236)			(4,666)
Total assets	$732,727			$606,095
Interest-bearing liabilities
Interest-bearing transaction accounts	124,029	38	0.12%	95,237	29	0.12%
Money market accounts	116,326	66	0.23%	60,976	35	0.23%
Savings deposits	50,191	14	0.11%	42,589	11	0.10%
Time deposits	174,384	311	0.72%	182,116	438	0.98%
Other borrowings	77,435	478	2.50%	69,478	491	2.87%
Total interest-bearing liabilities	542,365	907	0.68%	450,396	1,004	0.90%
Demand deposits	121,060			95,777
Other liabilities	5,677			5,397
Shareholders' equity	63,625			54,525
Total liabilities and shareholders' equity	$732,727			$606,095

Cost of funds including demand deposits			0.55%			0.75%
Net interest spread			3.19%			2.91%
Net interest income/margin		$5,496	3.32%		$4,279	3.09%
Net interest income/margin (taxable equivalent)		$5,637	3.40%		$4,372	3.15%